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                                                              File No. 333-11123

                      Securities and Exchange Commission
                            Washington, D.C.  20549
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              APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT



                 Allmerica Property & Casualty Companies, Inc.
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                              (Name of Registrant)



       Delaware                                         04-3164595
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(State of Incorporation)                    (IRS employer identification number)



                      440 Lincoln Street, Worcester, MA 01653
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                           (Principal office address)



     Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned agent for service named in the Registration Statement on Form S-8 (the "Registration Statement"), File Number 333-11123, relating to common stock, par value $1.00 per share (the "Common Stock"), of Allmerica Property & Casualty Companies, Inc., hereby requests that the Registration Statement be withdrawn, effective immediately. Allmerica Property & Casualty Companies, Inc. no longer intends to sell the Common Stock registered thereby.


                              ALLMERICA PROPERTY & CASUALTY
                               COMPANIES, INC.



                              By  /s/John F. Kelly
                                 ---------------------------------------------
                                    John F. Kelly,
                                    Agent for Service named
                                    in the Registration Statement
Dated:  July 17, 1997